Exhibit 99.1

Power Solutions International Announces Strong First Quarter 2025 Financial Results
Quarter Sales of $135.4 million, up 42% from a year earlier,
Quarter Gross Margin of 29.7%, up 2.7% from a year earlier,
Quarter Net Income of $19.1 million, up 168% from a year earlier, EPS $0.83 for the Quarter,
Debt decreased $10.0 million.

WOOD DALE, Ill., May 8, 2025 – Power Solutions International, Inc. (the “Company” or “PSI”) (Nasdaq: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, announced its financial results for the first quarter 2025.
Financial Highlights

($ in millions, except per share amounts)	Quarter Ended
	March 31, 2025	March 31, 2024	Change
Net sales	$135.4	$95.2	42%
Gross Profit	$40.3	$25.8	56%
Net Income	$19.1	$7.1	168%
Diluted Earnings per Share	$0.83	$0.31	$0.52
First Quarter 2025 Results
PSI reported a strong profit for the three months ended March 31, 2025, with net income of $19.1 million and diluted earnings per share of $0.83, compared to net income of $7.1 million and diluted earnings per share of $0.31 for the first quarter of 2024.
Dino Xykis, Chief Executive Officer, commented, “We are extremely pleased with our first quarter results, which represent the best first quarter performance in the Company’s history. Achieving 42% year-over-year sales growth and a 168% increase in net income reflects the strength of our strategic focus and our team's relentless execution. This historic performance underscores the growing demand for our solutions particularly in power systems, combined with company wide operational enhancements and a continued commitment to financial discipline.
In addition, we are actively assessing the evolving tariff environment and are committed to proactively mitigating any associated risks through strategic sourcing, pricing actions, and supply chain agility. Our goal is to ensure continuity and competitiveness regardless of external headwinds.”
Sales for the first quarter of 2025 were $135.4 million, an increase of $40.2 million, or 42%, compared to the first quarter of 2024, primarily as a result of sales increases of $44.7 million and $0.8 million in the power systems and transportation end markets, respectively, offset by a decrease of $5.2 million within the industrial end market. This shift in markets reflects the conscious strategic prioritization toward higher growth markets such as data centers as well as oil and gas products. As part of our prioritization of the rapidly expanding data center sector, the Company is focused on improving and increasing our manufacturing capacity and capabilities to meet customers’ evolving demand for our products. The lower industrial end market sales is primarily driven by reduced demand in the material handling market.
Gross profit increased by $14.5 million, or 56%, during the first quarter of 2025 as compared to the same period in the prior year. Gross margin in the first quarter of 2025 was 29.7%, an increase of 2.7% compared to 27.0% in the same period last year, primarily due to improved mix, pricing actions, and lower warranty costs attributable to the Company's strategic sales shift away from some of our transportation customers. For the first quarter of 2025, warranty costs were $0.6 million, as compared to $1.5 million for the first quarter of 2024.
Selling, general and administrative expenses of $11.1 million increased during the first quarter of 2025 by $1.6 million, or 17%, compared to the same period in the prior year, due to higher legal and administrative expenses and professional fees to support the business growth.
Interest expense was $1.8 million in the first quarter of 2025 as compared to $3.3 million in the same period in the prior year, largely due to reduced outstanding debt and lower overall effective interest rates.
Net income was $19.1 million, or earnings per share of $0.83, in the first quarter of 2025, compared to net income of $7.1 million, or earnings per share of $0.31 for the first quarter of 2024.
Balance Sheet Update
The Company’s cash and cash equivalents were approximately $50.0 million, while total debt was approximately $111.0 million at March 31, 2025. This compares to total debt of approximately $120.2 million and cash and cash equivalents of approximately $55.3 million at December 31, 2024. Included in the Company’s total debt at March 31, 2025 were borrowings of $95.0 million under the Revolving Credit Agreement, and borrowings of $15.0 million, under the Shareholder's Loan Agreement (“SLA”). As part of our ongoing efforts to enhance financial flexibility, we made a $10.0 million payment toward the SLA in the first quarter of 2025. In May 2025, the Company made an additional $5.0 million payment toward the SLA. The outstanding balance under the SLA is $10.0 million as of May 8, 2025. With our strong financial position, we will explore opportunities for long-term debt financing to support our growth strategy and optimize our capital structure.
Outlook for 2025
The Company anticipates an increase in sales for 2025 compared to 2024, driven by expected growth in the power systems end market including products supporting data centers, while sales in the industrial and transportation end markets are projected to remain about flat. However, due to ongoing geopolitical and macroeconomic uncertainties, PSI will not provide specific sales growth guidance for 2025.
About Power Solutions International, Inc.
Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the power systems, industrial and transportation end markets. The Company’s unique in-house design, prototyping, engineering and testing capabilities allow PSI to customize clean, high-performance engines using a fuel agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.
PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, and microgrid solutions, as well as products and packages supporting the rapidly growing data center markets. PSI’s industrial end market provides engine and battery powertrain solutions to serve applications such as forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. PSI’s transportation end market provides engine powertrain solutions to specialized applications such as terminal tractors, port equipment, military vehicles, and other non-road vocational vehicles. For more information on PSI, visit www.psiengines.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities. These forward-looking statements are entitled to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may involve risks and uncertainties. These statements often include words such as “anticipate,” “believe,” “budgeted,” “contemplate,” “estimate,” “expect,” “forecast,” “guidance,” “may,” “outlook,” “plan,” “projection,” “should,” “target,” “will,” “would” or similar expressions, but these words are not the exclusive means for identifying such statements. These statements are not guarantees of performance or results, and they involve risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect the Company’s results of operations and liquidity and could cause actual results, performance or achievements to differ materially from those expressed in, or implied by, the Company’s forward-looking statements.
The Company cautions that the risks, uncertainties and other factors that could cause its actual results to differ materially from those expressed in, or implied by, the forward-looking statements include, without limitation: the impact of the macro-economic environment in both the U.S. and internationally on our business and expectations regarding growth of the industry; uncertainties arising from global events (including the Russia-Ukraine and Israel-Hamas conflicts), natural disasters or pandemics, and their impact on material prices; the effects of strategic investments on our operations, including our efforts to expand our global market share and actions taken to increase sales growth; the ability to develop and successfully launch new products; labor costs and other employment-related costs; loss of suppliers and disruptions in the supply of raw materials; the Company’s ability to continue as a going concern; the Company’s ability to raise additional capital when needed and its liquidity; uncertainties around the Company’s ability to meet funding conditions under its financing arrangements and access to capital thereunder; the potential acceleration of the maturity at any time of the loans under the Company’s uncommitted revolving credit agreement through the exercise by any lender of its demand right in its Revolving Credit Agreement; the impact of rising interest rates; changes in economic conditions, including inflationary trends in the price of raw materials; our reliance on information technology and the associated risk involving potential security lapses and/or cyber-attacks; the ability of the Company to accurately forecast sales, and the extent to which sales result in recorded revenues; changes in customer demand for the Company’s products; volatility in oil and gas prices; the impact of U.S. tariffs on imports and exports; the impact of supply chain interruptions and raw material shortages, including compliance disruptions such as the UFLPA delaying goods from China; the potential impact of higher warranty costs and the Company’s ability to mitigate such costs; any delays and challenges in recruiting and retaining key employees consistent with the Company’s plans; the potential effects of damage to our reputation or other adverse consequences if our employees, suppliers, sub-suppliers or other contract parties, agents or business partners violate anti-bribery, competition, export and import, trade sanctions, data privacy, environmental, human rights or other laws; the impact of unanticipated changes in our effective tax rate, the adoption of new tax legislation or exposure to additional income tax liabilities; and the risks and uncertainties described in reports filed by the Company with the SEC, including without limitation its

Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and the Company’s subsequent filings with the SEC.
The Company’s forward-looking statements are presented as of the date hereof. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:
Power Solutions International, Inc.
Kenneth Li
Chief Financial Officer
630-284-9719
kli@psiengines.com

Results of operations for the three months ended March 31, 2025 compared with the three months ended March 31, 2024 (UNAUDITED):

(in thousands, except per share amounts)	For the Three Months Ended March 31,
	2025	2024	Change	% Change
Net sales (from related parties $464 and $197 for the three months ended March 31, 2025 and 2024, respectively)	$135,446	$95,240	$40,206	42%
Cost of sales (from related parties $316 and $153 for the three months ended March 31, 2025 and 2024, respectively)	95,152	69,484	25,668	37%
Gross profit	40,294	25,756	14,538	56%
Gross margin %	29.7%	27.0%	2.7%
Operating expenses:
Research and development expenses	4,244	5,197	(953)	(18)%
Research and development expenses as a % of sales	3.1%	5.5%	(2.4)%
Selling, general and administrative expenses	11,109	9,532	1,577	17%
Selling, general and administrative expenses as a % of sales	8.2%	10.0%	(1.8)%
Amortization of intangible assets	307	365	(58)	(16)%
Total operating expenses	15,660	15,094	566	4%
Operating income	24,634	10,662	13,972	131%
Interest expense (to related parties $415 and $2,222 for the three months ended March 31, 2025 and 2024, respectively)	1,766	3,346	(1,580)	(47)%
Income before income taxes	22,868	7,316	15,552	NM
Income tax expense	3,786	201	3,585	NM
Net income	$19,082	$7,115	$11,967	168%

Earnings per common share:
Basic	$0.83	$0.31	$0.52	168%
Diluted	$0.83	$0.31	$0.52	168%

Non-GAAP Financial Measures:
Adjusted net income *	$19,235	$7,041	$12,194	173%
Adjusted net income per share – diluted*	$0.83	$0.31	0.52	168%
EBITDA *	$25,916	$11,979	$13,937	116%
Adjusted EBITDA *	$26,069	$11,905	$14,164	119%
NM    Not meaningful
*    See reconciliation of non-GAAP financial measures to GAAP results below

POWER SOLUTIONS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)	As of March 31, 2025 (unaudited)	As of December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$50,021	$55,252
Restricted cash	3,638	3,239
Accounts receivable, net of allowances of $1,852 and $1,889 as of March 31, 2025 and December 31, 2024, respectively; (from related parties $902 and $1,383 as of March 31, 2025 and December 31, 2024, respectively)	81,614	68,958
Income tax receivable	—	986
Inventories, net	116,788	93,872
Prepaid expenses and other current assets	6,364	6,396
Contract Asset	17,384	21,462
Other current assets	2,439	4,170
Total current assets	278,248	254,335
Property, plant and equipment, net	19,680	15,406
Operating lease right-of-use assets, net	39,946	23,275
Intangible assets, net	2,147	2,454
Goodwill	29,835	29,835
Other noncurrent assets	2,872	2,877
TOTAL ASSETS	$372,728	$328,182

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable (to related parties $14,534 and $14,427 as of March 31, 2025 and December 31, 2024, respectively)	$66,198	$58,208
Current maturities of long-term debt	53	52
Revolving line of credit	95,000	95,000
Finance lease liability, current	232	78
Operating lease liability, current	4,958	4,503
Other short-term financing (from related parties $15,000 and $25,000 as of March 31, 2025 and December 31, 2024, respectively)	15,000	25,000
Other accrued liabilities (to related parties $508 and $807 as of March 31, 2025 and December 31, 2024, respectively)	58,069	44,726
Total current liabilities	239,510	227,567
Deferred income taxes	1,568	1,568
Long-term debt, net of current maturities	24	38
Finance lease liability, long-term	697	16
Operating lease liability, long-term	37,073	20,663
Noncurrent contract liabilities	1,825	1,877
Other noncurrent liabilities	7,688	11,203
TOTAL LIABILITIES	$288,385	$262,932

STOCKHOLDERS’ EQUITY
Common stock – $0.001 par value; 50,000 shares authorized; 23,117 shares issued; 23,008 and 23,000 shares outstanding at March 31, 2025 and December 31, 2024, respectively	23	23
Additional paid-in capital	157,648	157,561
Accumulated deficit	(72,429)	(91,511)
Treasury stock, at cost, 109 and 117 shares at March 31, 2025 and December 31, 2024, respectively	(899)	(823)
TOTAL STOCKHOLDERS’ EQUITY	84,343	65,250
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$372,728	$328,182
See Notes to Consolidated Financial Statements

POWER SOLUTIONS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(in thousands)	For the Three Months Ended March 31,
	2025	2024
Cash provided by operating activities
Net income	$19,082	$7,115
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets	307	365
Depreciation	975	952
Noncash lease expense	1,684	1,934
Stock-based compensation expense	153	26
Amortization of financing fees	165	244
Deferred income taxes	—	54
(Credit) for losses in accounts receivable	(37)	(499)
Increase in allowance for inventory obsolescence, net	206	946
Other adjustments, net	33	—
Changes in operating assets and liabilities:
Accounts receivable	(12,619)	18,187
Inventories	(19,294)	(4,798)
Prepaid expenses	33	(2,172)
Contract assets	4,077	(5,974)
Other assets	1,571	15
Accounts payable	7,014	5,345
Income taxes receivable	986	138
Accrued expenses	9,272	(3,528)
Other noncurrent liabilities	(4,797)	(2,720)
Net cash provided by operating activities	8,811	15,630
Cash used in investing activities
Capital expenditures	(3,403)	(815)
Net cash used in investing activities	(3,403)	(815)
Cash used in financing activities
Repayment of long-term debt and lease liabilities	(98)	(51)
Repayment of short-term financings	(10,000)	(5,000)
Payments of deferred financing costs	—	(130)
Repurchases to settle tax withholding obligations for stock-based compensation awards	(142)	—
Net cash used in financing activities	(10,240)	(5,181)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(4,832)	9,634
Cash, cash equivalents, and restricted cash at beginning of the period	58,491	26,594
Cash, cash equivalents, and restricted cash at end of the period	$53,659	$36,228

Non-GAAP Financial Measures
In addition to the results provided in accordance with U.S. GAAP above, this report also includes non-GAAP (adjusted) financial measures. Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the consolidated financial statements, including the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in this report. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated below.

Non-GAAP Financial Measure	Comparable GAAP Financial Measure
Adjusted net income	Net income
Adjusted net income per share – diluted	Net income per share – diluted
EBITDA	Net income
Adjusted EBITDA	Net income
The Company believes that Adjusted net income, Adjusted net income per share – diluted, EBITDA, and Adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in its industry as well as by the Company’s management in assessing the performance of the Company. Adjusted net income is defined as net income as adjusted for certain items that the Company believes are not indicative of its ongoing operating performance. Adjusted net income per share – diluted is a measure of the Company’s diluted earnings per common share adjusted for the impact of special items. EBITDA provides the Company with an understanding of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA further excludes the effects of other non-cash charges and certain other items that do not reflect the ordinary earnings of the Company’s operations.
Adjusted net income, Adjusted net income per share – diluted, EBITDA, and Adjusted EBITDA are used by management for various purposes, including as a measure of performance of the Company’s operations and as a basis for strategic planning and forecasting. Adjusted net income, Adjusted net income per share – diluted, and Adjusted EBITDA may be useful to an investor because these measures are widely used to evaluate companies’ operating performance without regard to items excluded from the calculation of such measures, which can vary substantially from company to company depending on the accounting methods, the book value of assets, the capital structure and the method by which the assets were acquired, among other factors. They are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with U.S. GAAP.
The following table presents a reconciliation from Net income to Adjusted net income for the three months ended March 31, 2025 and 2024:

(in thousands)	For the Three Months Ended March 31,
	2025	2024
Net income	$19,082	$7,115
Stock-based compensation [1]	153	26
Legal Settlements [2]	—	(100)
Adjusted net income	$19,235	$7,041
The following table presents a reconciliation from Net income per share – diluted to Adjusted net income per share – diluted for the three months ended March 31, 2025 and 2024:

	For the Three Months Ended March 31,
	2025	2024
Net income per share – diluted	$0.83	$0.31
Adjusted net income per share – diluted	$0.83	$0.31

Diluted shares (in thousands)	23,061	22,973

The following table presents a reconciliation from Net income to EBITDA and Adjusted EBITDA for the three months ended March 31, 2025 and 2024:

(in thousands)	For the Three Months Ended March 31,
	2025	2024
Net income	$19,082	$7,115
Interest expense	1,766	3,346
Income tax expense	3,786	201
Depreciation	975	952
Amortization of intangible assets	307	365
EBITDA	25,916	11,979
Stock-based compensation [1]	153	26
Legal Settlements [2]	—	(100)
Adjusted EBITDA	$26,069	$11,905
1.Amounts reflect non-cash stock-based compensation expense and have no material impact on the Adjusted earnings per share for the three months ended March 31, 2024.
2.Amounts include legal settlements and have no material impact on the Adjusted earnings per share for the three months ended March 31, 2025 and 2024.